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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                                        NEWS

Contact: Sitrick and Company
         Michael Kolbenschlag
         (310) 788-2850

                              FOR IMMEDIATE RELEASE

               THE LOEWEN GROUP ELECTS PAUL HOUSTON AS ITS NEW CEO

                Robert Lundgren Announces Intention to Step Down

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VANCOUVER, BC, December 1, 1999, THE LOEWEN GROUP INC. (NYSE, TSE, ME: LWN), The
Loewen Group Inc. announced today that Robert Lundgren has expressed his intention to step down as the Company's President and Chief Executive Officer effective December 2, 1999. Paul Houston, a member of the Company's Board and its Audit and Compensation Committees, has been selected by the Board of Directors to replace Mr. Lundgren as President and Chief Executive Officer.

John S. Lacey, Chairman of The Loewen Group Inc. said "a year ago, Bob Lundgren was asked by the Board of Directors to step into the job of President and CEO at a time of crisis for the Company. He provided badly-needed strength and stability during an extraordinarily difficult period in the Company's history. The Board appreciates all that he has done for the Company and respects Bob's decision to step down at this time. We will miss him."

Mr. Lacey added "the Company is very fortunate that Paul Houston has agreed to accept the position of President and CEO. At Scott's, and throughout his career, he has demonstrated the ability to provide strong leadership in challenging situations and to successfully lead consumer-focussed companies.

"The Company's funeral home and cemetery operations will greatly benefit from Paul's extensive experience in bringing about operational improvement in highly-decentralized consumer businesses. He also brings to the Company particular expertise in creating value through the development of information systems necessary for effective corporate decision making. The Board of Directors and management look forward to working with Paul in successfully completing The Loewen Group's restructuring."

Mr. Houston, prior to assuming his new position with The Loewen Group, served as President and Chief Executive Officer of Scott's Restaurants Inc., one of the largest food service operators in


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Canada. He previously served as President of Black Photo Corporation and as
Senior Vice President and Chief Information Officer of Scott's Hospitality Inc.

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Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.

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